Exhibit 5.1
[Letterhead of Sullivan & Cromwell LLP]
May 17, 2010
Burlington Northern Santa Fe, LLC,
      2650 Lou Menk Drive,
           Fort Worth, Texas 76131-2830.
Ladies and Gentlemen:
          In connection with the registration under the Securities Act of 1933 (the “Act”) of $750,000,000 principal amount of 5.75% Debentures due May 1, 2040 (the “Securities”) of Burlington Northern Santa Fe, LLC, a Delaware limited liability company (the “Company”), we, as your special counsel, have examined such records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
          Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and the Delaware Limited Liability Company Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
          We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture under which the Securities have been issued and the Sixth Supplemental Indenture thereto have been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

Burlington Northern Santa Fe, LLC
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Debentures” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Sincerely,
/s/ Sullivan & Cromwell LLP